Exhibit 10.1

June 11, 2014

Mark Hawkins

[ADDRESS REDACTED]

Dear Mark,

I am pleased to offer you a position with salesforce.com, Inc. (the “Company” or “salesforce.com”) as Chief Financial Officer with a start date of August 1, 2014 reporting to Marc Benioff, the Chief Executive Officer of the Company. This offer of employment is contingent upon 1) acceptable results from a background investigation, 2) your consent to submit to a federal background check process and 3) your being eligible to work in the United States. For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your hire date, or your employment may be terminated. If you require work sponsorship, the Company will sponsor you for a work visa to the extent of your eligibility.

I.	Compensation

Base Salary

If you decide to join us, you will receive an initial annual base salary of $650,000, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Your base salary and any other amounts or benefits you are entitled to receive from the Company will be paid or provided to you less applicable withholdings.

Sign On and Six-Month Anniversary Bonus

We are pleased to offer you a one-time sign on bonus of $250,000, less applicable withholdings, to be paid on the first payroll date after your August 1, 2014 start date. If, within twelve (12) months following your employment start date, you voluntarily terminate your employment with the Company for any reason or the Company terminates your employment for Cause (as defined below), you agree to repay the Company, on the date of your termination, the pro rata amount of any sign on bonus paid to you pursuant to this paragraph.

In addition, we are pleased to offer you a one-time six-month anniversary bonus of $250,000, less applicable withholdings, to be paid on February 1, 2015, subject to your continued employment with us through such date. If, within six (6) months following your employment start date, your employment with the Company terminates for any reason, you will not be eligible for and will not earn any portion of the six-month anniversary bonus. If, within twelve (12) months following your employment start date, you voluntarily terminate your employment with the Company for any reason or the Company terminates your employment for Cause (as defined below), you agree to repay the Company, on the date of your termination, the pro rata amount of any six-month sign on bonus paid to you pursuant to this paragraph.

Discretionary Bonus

You also will be eligible to receive an annual discretionary bonus pursuant to the Company’s Kokua Bonus Plan based on your individual performance, Company performance, and the Company’s funding formula. Your initial bonus target for the Company’s fiscal year (February 1 through January 31) shall be amount equal to 100% of your base salary and will be paid according to the terms of the Kokua Bonus Plan, which is subject to change at the Company’s discretion, and, in the first fiscal year of your employment, your bonus will be prorated accordingly to reflect your mid-year start date.

II.	Equity Grants

Restricted Stock Units

In addition, subject to the approval of the Compensation Committee of the Company’s Board of Directors (the “Committee”), we will grant to you 30,000 Restricted Stock Units (“RSUs”). So long as you remain an employee of the Company, 25% of the RSUs shall vest on the first anniversary of the grant date and 1/16th of the RSUs shall vest each quarter thereafter.

Stock Options

Subject to the approval of the Committee, we will also grant you an option to acquire 413,000 shares of Common Stock (“Options”) at an exercise price equal to the per share closing price of the Company’s common stock as quoted on the New York Stock Exchange on the grant date. So long as you remain an employee of the Company, 25% of the shares subject to the Options shall vest on the first anniversary of the grant date, and 1/48th of the shares subject to the Options shall vest each month thereafter.

Conditions Applicable to Options and RSUs

Each of the above grants is subject to the terms and conditions of the salesforce.com equity plan(s), as may be modified from time to time (“SFDC Option Plan”) under which the applicable equity award is granted and the applicable award agreement, which will be provided to you shortly after the grant date, and the laws of your state and/or country of residence. The vesting date of the RSUs and the grant price and vesting date of the shares subject to the Options will be set upon the Committee’s approval and you will be notified in writing of the same. The Company will provide you with a copy of the SFDC Option Plan upon request.

Your participation in the SFDC Option Plan is entirely voluntary and the benefits that are afforded under the SFDC Option Plan do not form an employment contract with the Company or its subsidiaries. The RSUs and Options acquired under the SFDC Option Plan are not part of your salary or other remuneration for any purposes, including, in the event your employment is terminated, for purposes of computing payment during any notice period, payment in lieu of notice, severance pay, other termination compensation or indemnity (if any) or any similar payments. You remain responsible to comply with any applicable legal requirements in connection with your participation in the SFDC Option Plan and for any taxes arising from the grant, vesting or exercise of RSUs, Options, the subsequent sale of your shares and the receipt of any dividends (regardless of any tax withholding and/or reporting obligations). Further, we recommend that you seek independent advice from your personal accountant or tax advisor at your own expense regarding the tax implications of your participation in the SFDC Option Plan.

III.	Employee Benefits

As a Company employee, you are also eligible to receive certain employee benefits, a description of which will be provided to you. The Company reserves the right to change the benefits and compensation programs at any time.

IV.	Section 16 Executive Officer Status

You (1) will be an “executive officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”), and (2) subject to approval by the Committee, will receive a “Change of Control and Retention Agreement” which contains terms similar to that of other Section 16 Officers of the Company who report to the Chief Executive Officer.

V.	At-Will Employment

If you choose to accept this offer, your employment with the Company will be “at-will” and will not be for a specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause or advance notice. This also means that the Company can change or modify the terms and conditions of your employment including, without limitation, your job duties, reporting structure and compensation, at any time with or without cause. Nothing in this offer letter modifies or changes your status as an at-will employee.

VI.	Obligations to Third Parties

In your work for the Company, you will be prohibited from using or disclosing any confidential, proprietary or trade secret information of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be required to use only information that is generally known and used by persons with training and experience comparable to your own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or use in your work for the Company any unpublished documents or property belonging to any former employer or third party that you are not authorized to use and disclose. You further represent that when working for the Company, you will not violate the terms of any restrictive contract you might have signed with a former employer or other person. By accepting employment with the Company, you are representing that you will be able to perform your job duties within these parameters.

In the event any current or former employer of yours alleges that your joining the Company is a breach of a non-compete or other restrictive-covenant agreement between you and that employer, you understand that the Company will not indemnify you or pay for your representation against any such claims. You further understand that if a court or arbitrator determines or mandates that you may not work for the Company for a period of time as a result of a restrictive covenant that you signed with a current or former employer, you will not be entitled to any pay or equity vesting from the Company during that period and the Company may terminate your employment. You understand that you are responsible for obtaining your own legal advice on the enforceability and extent of any restrictive covenants you have signed with any current or former employer.

VII.	Arbitration Agreement

Attached to this offer letter is an arbitration agreement for your review. Once you have reviewed it, please sign and date it where indicated and return it along with the other documents provided with this offer letter in the enclosed envelope.

VIII.	Outside Business Activities and Board Membership

Because of the nature of the Company’s business and the identities of our customers, partners and prospects, outside activities (including for example sitting on the board of another company) may present many areas of actual or potential conflict. If you wish to engage in any outside activities that take time away from your job at the Company, create a possible conflict with the Company or are related in any way to the Company’s business, you must disclose these activities to the Company immediately and prior to your start date and, unless otherwise agreed to by the Company, you will not continue such outside activities after your start date.

IX.	Severance

(a) Termination for other than Cause, Voluntary Resignation for Good Reason. If the Company terminates your employment with the Company other than for Cause (as defined herein), or if you terminate your employment voluntarily for Good Reason as defined herein, then, subject to the last paragraph of this Section IX(a) and to the provisions of Section X, you shall be entitled to:

(i) one year of your annual base salary plus an amount equal to your annual bonus target, each at the level in effect immediately prior to your termination date, to be paid, less applicable withholdings, in monthly installments for twelve (12) months following your termination date or such later time as required by Section X;

(ii) reimbursement for expenses incurred but not yet reimbursed by the Company; and

(iii) any other compensation and benefits to which you may be entitled under applicable documents relating to plans, programs and agreements of the Company, including but not limited to your continued participation in the Company’s group health plan pursuant to COBRA or otherwise.

For purposes of this agreement, “Good Reason” is defined as your resignation within thirty (30) days following the expiration of any Company cure period (as discussed below), following the occurrence of one or both of the following, without your consent: (i) a material diminution of your duties or responsibilities as described in this agreement, (ii) a material adverse change in your job title, (iii) a material reduction of your benefits pursuant to any material benefit plan or program of the Company other than a reduction caused by changes that are applicable to other senior executives generally, (iv) your assignment to office space which is not commensurate with your position and title, or (vi) the failure of the Company to provide the ministerial, administrative and secretarial support customarily associated with the title and position or the withdrawal by the Company of any such ministerial, administrative and secretarial support. You will not resign for Good Reason without first providing the Company with written notice of the acts constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and the Company will have a reasonable cure period of not less than thirty (30) days following the date of such notice in which to cure the defect.

The receipt of any severance pursuant to Section IX(a)(i) will be subject to you signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”) and provided that such separation agreement and release of claims becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the release of claims does not become effective by the Release Deadline, you will forfeit any rights to severance or benefits under this offer of employment. In no event will severance payments or benefits be paid or provided until the release of claims becomes effective and irrevocable by the Release Deadline.

Notwithstanding the foregoing, in the event that you accept employment with another party during the 12 months following your termination pursuant to this Section IX(a), the Company’s obligations pursuant to Section IX(a)(i) and, to the extent permitted by applicable law, Section IX(a)(iii) hereof shall terminate immediately.

(b) Termination for Cause. For purposes of this agreement, “Cause” is defined as any one of the foregoing: (i) an act of dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) your gross misconduct, (iv) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (v) your willful breach of any obligations under any written agreement or covenant with the Company; or (vi) your continued willful failure to perform your employment duties, provided, however, that in the case of (iii), (v) and (vi) Cause will only be deemed to exist in the event that you have failed to cure (if curable) such misconduct, breach or failure within thirty (30) days following written notice by the Company. In the event your employment is terminated by the Company for Cause, you shall be entitled to:

(i) unpaid base salary earned at the rate in effect at the time of your termination through the date of termination of your employment, less applicable withholdings;

(ii) reimbursement for expenses incurred but not yet reimbursed by the Company; and

(iii) any other compensation and benefits to which you may be entitled under applicable documents relating to plans, programs and agreements of the Company, including but not limited to your continued participation in the Company’s group health plan pursuant to COBRA or otherwise.

X.	Section 409A

The Company intends for all payments and benefits under this offer letter to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that you will not be subject to an additional tax under Section 409A on any payments or benefits under this offer letter, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be exempt. Any cash severance payments under this offer letter and any other benefits under this offer letter that would be considered “deferred compensation” under Section 409A will be paid on, or in the case of installments, will not commence until, the sixtieth (60th) day following your termination of employment or, if later, such time as required pursuant to the remainder of this Section X, and any installment payments that would have been made to you during the sixty (60) days following your termination of employment but for this sentence will be paid to you in a lump sum on such 60th day, subject to any delay required by the remainder of this Section X. In addition, payment of all or a portion of any termination-related benefits will be delayed until the date that is six (6) months and one (1) day following your termination of employment if and to the extent necessary to avoid subjecting you to an additional tax under Section 409A on any such termination-related payments. Notwithstanding anything herein to the contrary, if you die following your termination of employment but prior to the six (6) month anniversary of your date of termination, then any payments delayed in accordance with the prior sentence will be payable in a lump sum as soon as administratively practicable after the date of your death. In addition, each payment and benefit payable under this offer letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions that are necessary, appropriate or desirable to avoid subjecting you to an additional tax or income recognition under Section 409A prior to actual payment of any payments and benefits under this offer letter, as applicable. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

X.	Miscellaneous

You will be asked to provide your social security number for an I-9 form as part of your on-boarding process. Please note that we will also be using your social security number for purposes of benefits and payroll administration.

With the exception of your Change of Control and Retention Agreement and your indemnification agreement, this offer letter fully sets forth all of your compensation information and other terms of your employment with the Company, and you agree that in making your decision to join the Company you are not relying on any oral or other representations concerning any other compensation or consideration or the duration of your employment with the Company, including but not limited to any value associated with your stock options or restricted stock units, or any other terms of employment. You agree that you have had the opportunity to consult with your personal counsel and/or personal advisors with respect to this offer letter.

This offer of employment expires on Thursday, June 12, 2014. To indicate your acceptance of the Company’s offer, please sign and date this offer letter in the space provided below and return it to

me. A duplicate original is enclosed for your records. In addition to this offer letter and the attached Arbitration Agreement, you will also be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement (“Proprietary Rights Agreement”) and the Company’s Global Employee Handbook and Code of Conduct as a condition of your employment. This offer letter, along with any agreements relating to proprietary rights between you and the Company and the Arbitration Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This offer letter will be governed by the laws of the state of California, without regard to its conflicts of laws provisions. This offer letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you at salesforce.com. Welcome aboard!

Best Regards,

/s/ Burke Norton
Burke Norton
Chief Legal Officer

AGREED TO AND ACCEPTED

/s/ Mark Hawkins
Mark Hawkins